Exhibit 99.1

     HERCULES TECHNOLOGY GROWTH CAPITAL PROVIDES $7.5M FINANCING TO LUMINOUS
                                    NETWORKS

    PALO ALTO, Calif., Sept. 1 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC) announces that on August 31, 2005, it entered into an agreement to provide $7.5 million of debt financing to Luminous Networks, Inc. Proceeds from the financing will be used for general corporate purposes including the marketing and promotion of Luminous Networks' packet ring access platforms in emerging markets such as China, India, and Latin America. Hercules' financing is part of a funding round that closed, in the third quarter of this year. The debt financing complemented a significantly larger equity investment in this round.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

    "Luminous Networks' packet ring access platforms, the world's most widely deployed solutions in this equipment category, allow service providers to deploy high quality, scalable and manageable access networks as a means to deliver many new network-based, content rich services to residences and businesses" said Sam Bhaumik, Managing Director, Hercules Technology Growth Capital.

    "We are excited about our financial partnership with Hercules. This financing validates Luminous Networks' continuing success, as well as market growth opportunities, and provides additional resources for us to meet several significant milestones as we move to profitability in the next 12 months" stated Chris Stark, Chief Executive Officer of Luminous Networks, Inc. "We are now able to continue the expansion of our sales and marketing efforts to meet the requirements of our growing customer base."

    About Hercules Technology Growth Capital:
    Founded in December, 2003, Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC) is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in the technology and technology-related industries. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Chicago and Denver areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information or companies interested in learning more about financing opportunities please visit http://www.herculestech.com. Emails can be sent to info@herculestech.com or the main office number is (650) 289-3060.

    About Luminous Networks:
    Luminous Networks, based in Cupertino, California, is a privately held access communications equipment company enabling service providers to offer information, communications and entertainment services to their customers. The Luminous solutions deliver superior service quality, efficiency and economics via a packet-based architecture utilizing Pseudo Wire over RPR technologies. The Luminous solutions protect investment in existing carrier infrastructures and natively support Ethernet services. The Luminous PacketWave platforms deliver Packet Ring Switching to service providers with the robustness of SONET, the quality of ATM and the economics of Ethernet. Visit Luminous Networks on the web at http://www.luminous.com.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             09/01/2005
    /CONTACT: Deborah Stapleton of Hercules Technology Growth Capital, Inc., +1-650-289-3078, or +1-650-289-3060, or info@herculestech.com/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk photodesk@prnewswire.com /
    /Web site:  http://www.herculestech.com
                http://www.luminous.com /